                                                              EXHIBIT 12


                    ELI LILLY AND COMPANY AND SUBSIDIARIES
                      UNAUDITED PRO FORMA COMPUTATION OF
                    RATIO OF EARNINGS TO FIXED CHARGES (1)

                            (Dollars in Millions)


                                                       9/30/94     12/31/93
                                                       -------     --------

Consolidated Pretax Income                             $1,215.0     $380.8

Interest                                                  281.1      364.3

Less Interest Capitalized During the Period               (19.2)     (25.5)
                                                       --------     ------

Earnings                                                1,476.9      719.6

Interest Expense                                          281.1      364.3

Ratio of Earnings to Fixed Charges                          5.3        2.0



(1) The Pro Forma Ratio of Earnings to Fixed Charges gives effect to the transactions described in the Company's Current Report on Form 8-K, dated November 23, 1994 as amended on November 29, 1994 on Form 8-K/A.

     The Ratio of Earnings to Fixed Charges represents the historical ratio of the Company and is calculated on a worldwide basis. The ratio above is computed by dividing the sum of earnings from continuing operations before taxes, minority interest and fixed charges excluding capitalized interest by fixed charges. Fixed charges represent interest expense (including capitalized interest).